Exhibit 99

Scripps to acquire controlling interest in Shop At Home TV retailing network

For immediate release (NYSE: SSP) August 14, 2002

CINCINNATI—The E. W. Scripps Company would acquire a controlling interest in the Shop At Home television retailing network for $49.5 million under the terms of an agreement signed Wednesday with Shop At Home Inc., the current owner of the network.

Upon completion of the proposed transaction, Scripps would own 70 percent of the Shop At Home Network business. Shop At Home Inc. (NASDAQ: SATH) would retain 30 percent ownership of the network.

Related to the transaction, Scripps would loan $47.5 million to Shop At Home Inc., to be repaid in three years. The loan proceeds would be used by Shop At Home Inc. to retire existing debt. Shop At Home Inc. plans to submit the proposed transaction to its shareholders for approval. The companies hope to complete the transaction by the fourth quarter of 2002.

Scripps is seeking to acquire a controlling interest in the Shop At Home Network to enter the large and growing television retailing industry, which reported more than $6 billion in sales in 2001. Scripps believes adding television retailing will complement its diverse mix of media businesses, including its growing portfolio of national television programming services, Scripps Networks, which includes Home & Garden Television, Food Network, DIY—Do It Yourself Network and Fine Living.

“The opportunity to acquire control of the Shop At Home Network provides Scripps with an efficient way to quickly gain scale in a fast-growing industry that we believe is increasingly related to the media businesses we currently operate,” said Kenneth W. Lowe, president and chief executive officer for Scripps. “The evolution of television retailing has created significant overlaps with the categories that are targeted by our popular and widely distributed lifestyle programming networks. We believe we can create value at the Shop At Home Network by building on the strong relationships we’ve developed with advertisers, distribution partners and viewers of our national cable networks, and the readers and viewers of Scripps newspapers and broadcast TV stations.”

Frank Woods, who, along with George Ditomassi, serves as co-chief executive officer of Shop At Home Inc, said, “Scripps will bring great added value and critical mass to Shop At Home, enabling the network to grow and prosper in the home shopping industry. Shop At Home has consistently stated its intent to have a strong financial and operating structure in which to compete for transactional television dollars. Scripps brings the resources and background to be successful at all levels.”

Ditomassi added, “Since the beginning of our executive involvement 15 months ago, Shop At Home has been presented with many potential strategic opportunities. We believe this alliance with Scripps provides the best option for our shareholders to capitalize on the enormous growth being experienced in the TV home shopping industry. As a minority partner with a media powerhouse like Scripps, we can grow faster and stronger without giving up our economic future.”

Shop At Home Network is a 16-year-old nationally televised home shopping service that sells merchandise through interactive electronic media, including broadcast, cable and satellite television and its Web site, shopathometv.com.

Shop At Home Network, the nation’s fourth largest television retailer, produces programming in a digital format at its facilities in Nashville, Tenn. The network reaches the equivalent of about 42 million full-time households through 400 affiliated television stations, cable systems and direct broadcast satellite systems. Shop At Home Network reported sales of $142 million through the first nine months of fiscal year 2002.

Shop At Home Inc.’s business, as it is currently structured, consists of the TV retailing network and five broadcast television stations that are dedicated exclusively to airing Shop At Home Network programming.

Following the proposed transaction, Shop At Home Inc. would continue to exist as a publicly traded company with its primary assets being the five broadcast television stations and the interest that it will retain in the Shop At Home Network. Shop At Home Inc.’s broadcast television stations, which will continue to carry Shop At Home Network programming under a three-year affiliation agreement, are located in San Francisco, Boston, Cleveland, Raleigh-Durham in North Carolina and Bridgeport, Conn. The $47.5 million, three-year loan from Scripps will be secured by the stations in San Francisco, Boston and Cleveland.

More information about Shop At Home Inc. is available at shopathometv.com.

The senior management team at Scripps will discuss the Shop At Home Network transaction during a telephone conference call at 10 a.m. EDT Thursday. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “investor relations,” then follow the “live Web cast” link at the top of the page. Listeners will need Windows Media Player version 4.0 or higher (download free at www.microsoft.com) to access the call online.

Also, a limited number of dial-in lines for the conference call will be available on a listen-only basis. To access the conference call, dial 800-553-0288 approximately 10 minutes prior to the start of the call. Callers will need the name of the call (Scripps conference call) to be granted access. Callers also will be asked to provide their name and company or news organization affiliation.

An instant replay line will be open from 12:45 p.m. EDT Thursday, Aug. 15 until 11:59 p.m. EDT Monday, Aug. 19. The domestic number to access the replay is 800-475-6701 and the international number is 320-365-3844. The access code for both numbers is 649335.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link at the top of the page.

The E.W. Scripps Company is a diverse media concern with interests in newspaper publishing, broadcast television, national television networks and interactive media. Scripps operates 21 daily newspapers, 10 broadcast TV stations and four cable television networks.

Scripps national television network brands include Home & Garden Television, Food Network, DIY—Do It Yourself Network and Fine Living. Scripps Networks programming can be seen in 25 countries.

The company also operates Scripps Howard News Service, United Media, the worldwide licensing and syndication home of PEANUTS and DILBERT, and 31 Web sites, including hgtv.com, foodtv.com, diynet.com, fineliving.com and comics.com.

Shop At Home Network Transaction Questions & Answers

Q.	What are Scripps and Shop At Home Inc. announcing today?

Scripps and Shop At Home Inc. announced today that the two companies have agreed to complete a transaction that would result in Scripps acquiring a controlling interest in the Shop At Home television retailing network.

Q.	What are key terms of the proposed transaction?

Scripps would pay $49.5 million for 70 percent and controlling interest in the Shop At Home Network. Shop At Home Inc., which will continue as a publicly traded company, would retain a 30 percent share of the network.

As part of the transaction, Scripps would loan $47.5 million to Shop At Home Inc. to retire existing debt. Shop At Home Inc.’s assets after the transaction would include the five broadcast television stations it operates and its 30 percent interest in the TV retailing network. Shop At Home Inc.’s television stations, located in San Francisco, Boston, Cleveland, Raleigh-Durham, N.C., and Bridgeport, Conn., are dedicated exclusively to airing Shop At Home Network programming. The loan from Scripps would be secured by Shop At Home Inc.’s three largest television stations and would be repayable to Scripps in three years. Shop At Home Inc.’s television stations would continue to carry Shop At Home Network programming under a three-year affiliation agreement.

Q.	What’s the timetable for completing the deal?

Scripps and Shop At Home Inc. plan to complete the transaction in the fourth quarter of 2002. The proposed transaction will be submitted by Shop At Home Inc. to its shareholders for approval.

Q.	Why does Scripps want to enter the television retailing business?

Scripps believes it can leverage its expertise as a diverse media company to gain an increasing share of the growing $6 billion television retailing industry. The company also believes that adding television retailing will complement its mix of media businesses, especially its growing portfolio of national television programming services, Scripps Networks, which includes Home & Garden Television, Food Network, DIY—Do It Yourself Network and Fine Living. The evolution of the television retailing business has created significant overlaps with the categories that are served by Scripps Networks.

Q.	Why is Scripps interested in acquiring controlling interest in the Shop At Home Network rather than starting its own TV retailing business?

Acquiring the Shop At Home Network provides Scripps with the means to quickly gain scale in the television retailing market at relatively low cost. The company has determined that acquiring the assets and infrastructure of a going concern provides a more cost effective entry point than building a new TV retailing network from the ground up.

Q.	Is Shop At Home profitable?

The company has not reported results for its fiscal fourth quarter and full year, which ended June 30, but for the nine months ended March 31, 2002, net revenues were $142 million. Before accounting for interest, taxes, depreciation and amortization, Shop At Home reported a loss of $7.7 million for the period.

Q.	How does Scripps plan to improve the financial performance of the Shop At Home Network?

Scripps believes it can create value at the Shop At Home Network by building on the strong relationships Scripps has developed with its advertisers, readers and viewers, leveraging the success Scripps has had gaining distribution for its national lifestyle networks and through branding and promotion.

Q.	How will Shop At Home fit strategically with the other Scripps media businesses?

Television commerce is closely related to the company’s existing mix of businesses which, in addition to the national television networks, includes 21 daily newspapers, 10 broadcast television stations, and a licensing and syndication subsidiary—United Media—home to such world-famous characters as Snoopy, Charlie Brown and the rest of the PEANUTS gang. The Shop At Home Network will provide Scripps with a valuable marketing alternative for advertisers, a complementary venue for Scripps brands, television personalities and licensed characters, and provide cross-promotional value for all of the company’s media businesses.

Q.	Is Scripps acquiring Shop At Home Inc.’s television station group?

No. Scripps would acquire 70 percent and controlling interest of the Shop At Home Network, which would exist as a separate company after the proposed transaction. Shop At Home Inc. would continue to own and operate its five television stations as a publicly traded company, separate from Scripps and the newly created company that will contain the assets of the television retailing network. Shop At Home Inc. would retain 30 percent ownership of the network.

Q.	What assets would Shop At Home Inc. contribute to the new company that Scripps would control?

Shop At Home Inc. would contribute a growing business with about 500 employees. Assets include accounts receivable, inventory, land, buildings and improvements, including a digitally equipped, 74,000 square foot studio, production and office facility located on six acres of land in Nashville, Tenn.

Q.	Describe the Shop At Home Network’s business as it exists today? Would that change under Scripps management?

Shop At Home Network is a 16-year-old nationally televised home shopping service that sells merchandise through interactive electronic media, including broadcast, cable and satellite television and a Web site, shopathometv.com. Product categories on the network currently include collectibles, jewelry, beauty and fitness and electronics. Scripps intends to broaden the retail categories featured on the network to be more closely aligned with the categories served by its national lifestyle programming services.

Q.	How widely distributed is the Shop At Home Network?

Shop At Home Network is the nation’s fourth largest television retailer. The network reaches more than 73 million full- and part-time households through 400 affiliated television stations, cable systems and direct broadcast satellite systems. The network reaches an equivalent of 42 million full-time households.

Q.	Would Shop At Home Network be managed by the Scripps Networks operating division?

No. Scripps plans to operate Shop At Home Network as a separate division. Senior managers of the television retailing network would report directly to Richard A. Boehne, executive vice president for Scripps. Financial results for the Shop At Home Network would be consolidated and reported by Scripps under a new, yet to be named business segment.

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Contact Tim Stautberg, The E.W. Scripps Company, 513-977-3826

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